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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


          DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 6, 2002


                                 KENNAMETAL INC.
             (Exact name of registrant as specified in its charter)

                          Commission file number 1-5318

              PENNSYLVANIA                                 25-0900168
      (State or other jurisdiction                      (I.R.S. Employer
            of incorporation)                          Identification No.)


                               WORLD HEADQUARTERS
                               1600 TECHNOLOGY WAY
                                  P.O. BOX 231
                        LATROBE, PENNSYLVANIA 15650-0231
              (Address of registrant's principal executive offices)

       Registrant's telephone number, including area code: (724) 539-5000


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ITEM 5.  ACQUISITION OR DISPOSITION OF ASSETS

On May 6, 2002, Kennametal Inc. announced that it has signed a definitive agreement to purchase the Widia Group in Europe and India from Milacron Inc. for 188 million (approximately $170 million). The acquisition, which is expected to close in two to three months, remains subject to European regulatory approval and negotiated conditions of closing.

Widia, with approximately $240 million in sales, is a leading manufacturer and marketer of metalworking tools, engineered products and related services in Europe and India. Widia has an extensive product line of metalworking consumables, and is a recognized leader in milling applications. The company employs approximately 3,400 employees, and operates eight manufacturing facilities in Europe and two in India. Widia's German operations will be merged into a new Kennametal European subsidiary at the closing. Management currently intends on integrating the operations of the Widia Group into existing operations. Widia sells primarily through direct sales and has sales and service personnel in many European countries.

The company plans to fund the acquisition on a permanent basis as part of a comprehensive refinancing of its capital structure, the key components of which are expected to be the establishment of a new, three-year revolving credit facility, public term debt, and the issuance of $100-150 million of equity. Sufficient capacity exists under the company's existing bank credit facilities to fund the acquisition should the transaction close prior to completion of one or all of the planned financing transactions.

The news release is filed herewith.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

         (c)      Exhibits

                  (2) Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession

                           2.1 Stock Purchase Agreement dated May 3, 2002 among Milacron Inc., Milacron B.V. and Kennametal Inc.





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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 KENNAMETAL INC.



     Date:    May 7, 2002      By: /s/ TIMOTHY A. HIBBARD
                                   -----------------------------------------
                                   Timothy A. Hibbard
                                   Corporate Controller and
                                   Chief Accounting Officer